Exhibit 10.3

Execution Version

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is made and entered into by and between The Bank of Delmarva, a Delaware chartered commercial bank (the “Bank”) and the wholly owned subsidiary of the Delmar Bancorp (the “Company” and together with the Bank, the “Employer”), and John W. Breda (“Executive”) (collectively, the “Parties”).  All capitalized terms used but not otherwise defined herein shall have the same meaning as in the 2015 Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company and Virginia Partners Bank (“Partners”) have entered into the Agreement and Plan of Share Exchange dated December 13, 2018 (the “Share Exchange Agreement”, and as consummated the “Transaction”); and

WHEREAS, in connection with the Transaction, the Parties have agreed to terminate the Employment Agreement between Executive and the Employer dated December 10, 2015 (the “2015 Employment Agreement”), effective as of immediately before the “Effective Time” of the Transaction as defined in the Share Exchange Agreement (the “Effective Time”), and enter into a new employment agreement to be effective as of the Effective Time (the “New Employment Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Parties, intending to be legally bound hereby, mutually agree as follows:

1.                                      Termination of 2015 Employment Agreement.  Effective as of immediately before the Effective Time, the 2015 Employment Agreement shall be terminated, Executive shall have no rights thereunder, and the 2015 Employment Agreement shall be of no further force and effect.

2.                                      Transaction Bonus.  If the Executive satisfies the requirements of Section 3 of this Agreement, the Employer (or its successors) will pay the Executive a single cash payment equal to One Million Forty-Eight Thousand Dollars ($1,048,000) and, for a nominal consideration of Ten Dollars ($10) paid by Executive, transfer the automobile owned by the Bank which has been provided for Executive’s use (together, the “Transaction Bonus”).  The cash Transaction Bonus will be paid, and the automobile title transferred, to the Executive no later than the first regular payroll date following the fifth business day after the Release Effective Date (as defined in Section 3 below).

3.                                      Release.  The Employer’s obligation to pay or provide the Transaction Bonus is conditioned upon the Executive’s execution of the General Release and Waiver of Claims attached hereto as Exhibit A (the “Release”) and the Release becoming effective and irrevocable within the period set forth in the Release.  The date on which the Release becomes effective and irrevocable is referred to in this Agreement as the “Release Effective Date.”  The Executive cannot execute the Release earlier than one (1) day prior to the Effective Time or later than thirty (30) days after the Effective Time.  If the Release is not timely executed, no Transaction Bonus will be paid.

4.                                      Tax Withholdings.  All payments that are made pursuant to this Agreement shall be reduced by withholdings for applicable income and employment taxes.

5.                                      If Transaction Does Not Occur.  If the Transaction does not occur for any reason, then this Agreement shall be null and void ab initio and the 2015 Employment Agreement shall remain in effect.

6.                                      No Executive Rights under 2015 Employment Agreement.  Executive agrees that, upon the termination of the 2015 Employment Agreement, any entitlement, right or claim arising under the 2015 Employment Agreement shall be extinguished and cancelled, and Executive shall not be eligible to receive from the Employer (or its predecessors or successors) any amount, benefit or payment in consideration of or related to the 2015 Employment Agreement or the termination thereof, including without limitation any severance payment or benefit, and Executive fully, unconditionally and irrevocably releases the Employer and their respective affiliates from any and all complaints, claims, liabilities and obligations under the 2015 Employment Agreement.  Executive hereby also acknowledges and agrees that Executive’s right to receive the Transaction Bonus provides sufficient consideration for Executive’s agreements under this Agreement, including without limitation the release of claims set forth in Exhibit A and the restrictive covenants in Section 7 below. Notwithstanding the foregoing, the parties acknowledge and agree that entry into this Agreement and termination of the 2015 Employment Agreement shall have no effect on the award of 2,500 shares of restricted stock of the Company that are due to be awarded to Executive on December 31, 2018.

7.                                      Restrictive Covenants.  In consideration of the Transaction Bonus, Executive agrees to the following restrictive covenants.

7.1                               Non-Competition.  Executive hereby acknowledges and agrees that, during the course of employment, Executive has become familiar with and involved in all aspects of the business and operations of the Employer.  Executive hereby covenants and agrees that for four (4) years after the Effective Time (the “Restricted Period”), Executive shall not, without the prior approval of a majority of the Company’s board of directors (Executive not participating), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) own, manage or control or participate in the ownership, management or control, or perform services that are the same as or substantially to those services provided by Executive to the Bank Entities twelve (12) months prior to the cessation of Executive’s employment by the Bank Entities to, any Competitive Business or to any Person that is attempting to form or acquire a Competitive Business if such Competitive Business operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a fifty (50) mile radius of the Bank Entities’ headquarters or within a twenty-five (25) mile radius of any Branch office of the Bank Entities that is in existence immediately prior to the cessation of Executive’s employment by the Bank Entities.  Notwithstanding any provision hereof to the contrary, this Section 7.1 does not restrict Executive’s right to (a) own or acquire securities of any entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that his total ownership constitutes less than two percent (2%) of the outstanding securities of such entity; (b) to own, or during the Restricted Period to maintain ownership of

(but not to acquire ownership of), passive investments in securities of any entity that does not file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Exchange Act; provided that his total ownership constitutes less than five percent (5%) of the outstanding securities of such company or (c) to serve as a director of Westminster American Insurance Company.

7.2                               Non-Interference.  Executive hereby covenants and agrees that during the Restricted Period, he will not, directly, or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity):

(a)                                 solicit or divert from any Bank Entity or transact business with any “Customer” of any Bank Entity with whom Executive had “Material Contact” during the last twelve (12) months of Executive’s employment or about whom Executive obtained Confidential Information while acting within the scope of his employment during the last twelve (12) months of employment, if the purpose of such solicitation, diversion or transaction is to provide Competitive Products or Services. “Material Contact” means that Executive personally communicated with the Customer, either orally or in writing, for the purpose of providing, offering to provide or assisting in providing products or services of the Bank Entity.  “Customer” means any person or entity with whom the Bank Entity had a depository or other contractual relationship, pursuant to which the Bank Entity provided products or services within twenty-four (24) months prior to the cessation of Executive’s employment; or

(b)                                 hire any person employed by any Bank Entity within the last six (6) months prior to the cessation of Executive’s employment or solicit for hire or induce any person to terminate their employment with a Bank Entity, if the purpose is to compete with a Bank Entity.

(c)                                  Exception.  A general solicitation through a public medium specifically directed toward any Customer or other person shall constitute a breach of Section 7.2.

7.3                               Injunction.  In the event of any breach or threatened or attempted breach of any provision of this Section 7 by Executive, the Employer shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (a) full temporary and permanent injunctive relief enjoining and restraining Executive and each and every other Person concerned therein from the continuation of such violative acts and (b) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

7.4                               Reasonableness.  Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that the restrictions and agreements set forth in this Section 7 are fair and reasonable and are reasonably required for the protection of the interests of the Bank Entities.  Executive further agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain his ability to earn a livelihood.

7.5                               Definitions.  For purposes of this Section 7, the following definitions shall apply:

(a)                                 “Bank Entity or Entities” means and includes any of the Bank, the Company, any subsidiary of the Bank, and any subsidiary of the Company, whether now existing or hereafter organized or acquired.

(b)                                 “Competitive Business” means the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the savings and loan business and mortgage lending, or any other business in which any of the Bank Entities is engaged or has invested significant resources within the prior six (6) month period in preparation for becoming actively engaged.

(c)                                  “Competitive Products or Services” means, as of any time of determination, those products or services of the type that any of the Bank Entities is providing, or is actively preparing to provide, to its customers, but does not include any products or services that the Bank Entities have ceased to provide.

(d)                                 “Confidential Information” means any confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities, including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not made available to the public.  Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.  Notwithstanding the foregoing, “Confidential Information” shall not include (i) information that is or becomes public without a breach of the Agreement, (ii) information that became available to the Executive on a non-confidential basis from a source not bound, to the Executive’s knowledge, by a fiduciary duty of confidentiality or a non-disclosure agreement that covers the relevant information, (iii) information that the Executive knows (and can demonstrate that he knows) before commencing employment with the Employer, (iv) information independently developed by the Executive without the use of information otherwise classified as Confidential Information subject to the Agreement, and (v) information required to be disclosed by law after notice so that the

Employer can contest the required disclosure or seek some other protection.

(e)                                  “Person” means any individual or entity.

8.                                      Section 409A.  The Parties agree that this Agreement is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, as a “short-term deferral,” as described in Treasury Regulation Section 1.409A-1(b)(4) and that the terms and provisions of this Agreement shall be construed and interpreted consistent with such intent.

9.                                      Section 280G.  To the extent Code Section 280G applies to any payments or benefits under this Agreement, Section 10 of the New Employment Agreement will govern such payments or benefits.

10.                               Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof.  Any action to enforce any provision of this Agreement may be brought only in the Circuit Court of Wicomico County, Maryland or in the United States District Court for the District of Maryland, Baltimore Division.  Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

11.                               Entire Agreement; Amendment.  This Agreement and the Release contain the entire agreement between the Employer and the Executive with respect to the termination of the 2015 Employment Agreement and the payment of the Transaction Bonus.  This Agreement and the Release may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the Company, the Bank and the Executive.

12.                               Binding Agreement; Successors.  This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, administrators and legal representatives.  This Agreement shall be binding upon and inure to the benefit of the Employer and the Employer’s successors.

13.                               Severability.  If any provision of this Agreement, or part thereof, is determined to be unenforceable for any reason whatsoever, it shall be severable from the remainder of this Agreement and shall not invalidate or affect the other provisions of this Agreement, which shall remain in full force and effect and shall be enforceable according to their terms.

14.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DELMAR BANCORP

By:	/s/ Jeffrey Turner
Jeffrey Turner
Chairman of the Board

THE BANK OF DELMARVA

By:	/s/ Jeffrey Turner
Jeffrey Turner
Chairman of the Board

EXECUTIVE

/s/ John W. Breda
John W. Breda

[signature page to Breda Termination Agreement]

General Release and Waiver of All Claims

John W. Breda (“you”) executes this General Release And Waiver of All Claims (the “Release”) as a condition of receiving certain payments and other benefits in accordance with the terms of Section 2 of your Termination Agreement, dated                , 2018.  All capitalized terms used but not otherwise defined herein shall have the same meaning as in your Employment Agreement, dated December    , 2015.

1.  RELEASE.

You hereby release and forever discharge Delmar Bancorp, The Bank of Delmarva and each and every one of their former or current subsidiaries, parents, directors, officers, employees, agents, successors, predecessors, assigns and attorneys (the “Released Parties”) from any and all charges, claims, damages, injury and actions, in law or equity, which you or your heirs, successors, executors, or other representatives ever had, now have, or may in the future have by reason of any act, omission, matter, cause or thing through the date of your execution of this Release. You understand that this Release is a general release of all claims you may have against the Released Parties based on any act, omission, matter, case or thing through the date of your execution of this Release.  Notwithstanding the foregoing, excluded from the operation of this release are (i) any right(s) of indemnification which you may have for any liabilities arising from your actions within the course and scope of your employment with any Bank Entities; (ii) any payments or sums payable by Bank to Executive pursuant to the terms of the Employment Agreement, whether accruing prior to or subsequent to the execution of this Release; and (iii) any claims which cannot be waived by law.

2.  WAIVER.

You realize there are many laws and regulations governing the employment relationship.  These include, but are not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act; the National Labor Relations Act; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974 (other than any accrued benefit(s) to which you have a non-forfeitable right under any pension benefit plan); and any other state, local and federal employment, human rights and civil rights laws; and any amendments to any of the foregoing. You also understand there may be other statutes and laws of contract and tort that also relate to your employment.  By signing this Release, you waive and release any rights you may have against the Released Parties under these and any other laws based on any act, omission, matter, cause or thing through the date of your execution of this Release.  You also agree not to initiate, join, or voluntarily participate in any action or suit in any court or to accept any damages or other relief from any such proceeding brought by anyone else based on any act, omission, matter, cause or thing through the date of your execution of this Release.

3.  INTERPRETATION

Notwithstanding anything contained in Section 1 or Section 2 of this Release, nothing contained in this Release, shall be interpreted, construed, asserted or enforced by Company or Bank to prohibit or disqualify you from being awarded, receiving and/or enjoying the benefit of, any award, reward, emolument or payment, or other relief of any kind whatsoever, from any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, which is provided to you based upon you having provided information to any such agency as a whistleblower under applicable law or regulation.  Provided further that nothing herein precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission, or any similar state or local government agency; provided, however, that you shall not be entitled to recover any monetary damages or to obtain non-monetary relief if the EEOC or other agency were to pursue any claims relating to your employment.

4.  NOTICE PERIOD.

This document is important.  We advise you to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor.  If you agree to the terms of this Release, sign in the space indicated below for your signature.  You will have twenty-one (21) calendar days from the date you receive this document to consider whether to sign this Release.  If you choose to sign the Release before the end of that twenty-one (21) day period, you certify that you did so voluntarily for your own benefit and not because of any coercion.

5.  REVOCATION.

You should also understand that even after you have signed this Release, you still have seven (7) days to revoke it.  To revoke your acceptance of this Release, the Chairman of the Company’s Board of Directors (or in the event that you are the Chairman of the Company’s Board of Directors, the Chairman of the Compensation Committee or comparable committee of the Board of Directors) must receive written notice before the end of the seven (7)-day period.  In the event you revoke or do not accept this Release, you will not be entitled to any of the payments or benefits that you would have been entitled to under your Termination Agreement by virtue of executing this Release.  If you do not revoke this Release within seven (7) days after you sign it, it will be final, binding, and irrevocable.

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IN WITNESS WHEREOF, the Parties have knowingly and voluntarily executed this Release, as of the day and year set forth below opposite your signature.

John W. Breda	Date

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